Exhibit 10.6

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 28, 2012 (the “Effective Date”) by and between Hercules Offshore, Inc., a Delaware corporation (the “Company”), and James W. Noe (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Executive Employment Agreement on the 15th day of December, 2008 (the “Original Agreement”);

WHEREAS, the Company desires to continue to employ the Executive in the role of Senior Vice President, General Counsel and Chief Compliance Officer of the Company, and the Executive is willing to continue to service in such role, all upon the terms and conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Board”), upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), has determined that it is advisable and in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, and to provide the Executive with compensation and benefits arrangements which are competitive with those of other similarly situated corporations;

WHEREAS, the Board also believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control (hereinafter defined) and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control;

WHEREAS, each of the Company and the Executive desire that this Agreement shall supersede the Executive Employment Agreement between Company and the Executive dated as of October 3, 2006 and any amendments thereto and extensions thereof, as well as the Original Agreement;

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions.

(a) “Affiliate” shall have the meaning ascribed to such term under Rule 12(b)-2 under the Securities Exchange Act of 1934 (the “Exchange Act”).

(b) “Associate” shall mean, with reference to any Person, (i) any corporation, firm, partnership, association, unincorporated organization or other entity (other than the Company or a subsidiary of the Company) of which such Person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

(c) The “Employment Period” shall mean the period commencing on the Effective Date and ending on December 31, 2016 (the “Agreement Termination Date”), unless extended pursuant to this paragraph. Upon a Change of Control the Employment Period shall be automatically extended to the six month anniversary of the Change of Control.

(d) The term “group” is used as it is defined for purposes of the Exchange Act.

(e) “Person” means an individual, entity or group.

(f) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(g) “Subsidiary” shall mean (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation that have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean (i) the consummation of a reorganization, merger, consolidation or other transaction, in any case, with respect to which Persons who were stockholders (or members) of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own equity interests representing at least 51% of the total combined voting power of the Company or the resulting reorganized, merged or consolidated entity, as applicable, (ii) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (other than to one or more Subsidiaries of the Company), or (iii) the occurrence of (A) the consummation of a transaction or series of related transactions in which the Company issues, as consideration for the acquisition (through a merger, reorganization, stock purchase, asset purchase or otherwise) of the assets or capital stock of an unaffiliated third party, equity in the Company representing more than 35% of the outstanding equity of the Company calculated as of the consummation of such transaction or transactions, in conjunction with (B) a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who had been directors of the Company at the time of the approval by the Board of the issuance of such equity in the Company.

3. Employment Agreement. The Company hereby agrees to continue the Executive in its employ, and Executive agrees to remain in the employ of the Company in accordance with the terms and conditions of this Agreement, for the Employment Period.

4. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as Chief Executive Officer of the Company and the Executive shall have the authority, duties and responsibilities customarily associated with such position. Upon and after a Change of Control, the Executive’s position shall be at least commensurate in all respects (disregarding any change or changes that are in the aggregate de minimis) with the most significant of those held, exercised and assigned as of immediately preceding the Applicable Date. During the Employment Period, the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Applicable Date or any office which is the headquarters of the Company and is less than 50 miles from such location. For purposes of this Agreement, “Applicable Date” shall mean, at any time of determination, the latest to have occurred of the Effective Date, the Agreement Termination Date or any date on which a Change of Control has occurred.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full attention and time during normal business hours to the business and affairs of the Company. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions or (C) manage personal investments, in each such case, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement; provided, however, the Executive may not serve on the board of a publicly traded for profit corporation or similar body of a publicly traded for profit business organized in other than corporate form without the consent of the Compensation Committee. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Applicable Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Applicable Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid on a monthly basis, at least equal to twelve times the highest monthly base salary paid or payable to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Applicable Date occurs; provided, further, that, in no event shall the Annual Base Salary be less than $375,000 (such amount to be pro-rated in respect of the year ending December 31, 2011). During the Employment Period, the Annual Base Salary shall be reviewed at least once in any fiscal year of the Company and may be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other executives of the Company and its affiliated companies. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii) Annual Bonus. In addition to Annual Base Salary the Executive shall be awarded for any fiscal year ending during the Employment Period, a bonus of up to 130% of Annual Base Salary (target of 65%) depending upon meeting goals agreed upon with the Board. During the Employment Period, the annual target bonus as a percentage of Annual Base Salary may be increased, but not decreased, from time to time by the Board.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of the Company and its affiliated companies. Such plans, practices, policies and programs shall provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, equal to such plans, practices, policies and programs provided by the Company and its affiliated companies for similarly situated senior executives of the Company and its affiliated companies.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to similarly situated senior executives of the Company and its affiliated companies. Such plans, practices, policies and programs shall provide the Executive with benefits which are equal, in the aggregate, to such plans, practices, policies and programs provided by the Company and its affiliated companies for similarly situated senior executives of the Company and its affiliate companies.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable and documented expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company and its affiliated companies in effect for similarly situated senior executives of the Company and its affiliated companies. All reimbursable expenses shall be appropriately documented in reasonable detail by the Executive upon submission of any request for reimbursement and in a format and manner consistent with the Company’s expense reporting policy.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company and its affiliated companies in effect for similarly situated senior executives of the Company and its affiliated companies.

(vii) Vacation. During the Employment Period, the Executive shall be entitled to five weeks paid vacation per year, or such greater amount as is afforded to similarly situated senior executives of the Company or its affiliated companies.

(viii) Equity Awards. In addition to Annual Base Salary and annual bonus, the Executive may be awarded an equity award at the discretion of the Company for any fiscal year ending during the Employment Period.

5. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 17(c) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean (x) the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 120 consecutive calendar days, (y) the Executive (i) is unable to engage in any substantial gainful activity on behalf of the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and (z) the Executive is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. All determinations to be made with respect to clauses (i) and (ii) above shall be made by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (i) a material violation by the Executive of the Executive’s obligations under Section 4(a) of this Agreement (other than as a result of incapacity due to physical or mental illness) which is either willful and deliberate on the Executive’s part or is committed in bad faith or without reasonable belief that such violation is in the best interests of the Company (ii) the Executive’s gross negligence in performance, or intentional non-performance (continuing for 10 days after receipt of written notice of need to cure from the Company), of any of the Executive’s duties and responsibilities under this Agreement, or reasonable instructions of the Board or the officer(s) of the Company to whom the Executive reports within the scope of the Executive’s employment by the Company, (iii) the Executive’s dishonesty, fraud or misconduct with respect to the business or affairs of the Company, (iv) the Executive’s violation of the Company’s Code of Business Conduct and Ethics or Ethics Manual which is willful or deliberate on the Executive’s part or is committed in bad faith or (v) the final and non-appealable conviction by a court of competent jurisdiction of the Executive of a felony involving moral turpitude or the entering of a guilty plea or a plea of nolo contendere to such crime by the Executive.

(c) Good Reason; Other Terminations. The Executive’s employment may be terminated by the Executive (i) during the Employment Period for Good Reason, or (ii) during the Employment Period other than for Good Reason.

For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities excluding for this purpose an immaterial, insubstantial or inadvertent action which is remedied by the Company within 30 days after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an immaterial, insubstantial or inadvertent failure which is remedied by the Company within 30 days after receipt of notice thereof given by the Executive;

(iii) the Company’s requiring the Executive to be based at any office or location other than that described in Section 4(a)(i)(B) hereof, other than a relocation that does not increase the Executive’s one-way commute by more than 50 miles;

(iv) any failure by the Company to comply with and satisfy Section 16(c) of this Agreement; or

(v) within a 24 month period following a Change of Control, any failure to allow Executive to participate in any material bonus (in cash and/or property) and equity compensation programs at a level at least equal to the participation levels of similarly situated senior executives of the Company and its affiliated companies.

Notwithstanding anything herein to the contrary, the interim assignment of Executive’s position, authority, duties, or responsibilities to any Person while Executive is absent from his duties during any of the 120 business days set forth under the definition of Disability in Section 5(a) shall not constitute a Good Reason for Executive to terminate his employment with the Company.

An extension of the Employment Period pursuant to Section 1(c) will not, in itself, impair or render invalid or defective a Notice of Termination given in connection with termination of employment for Good Reason based on whole or in part on facts or circumstances occurring prior to the extension.

Notwithstanding anything to the contrary above, the Executive’s termination of employment shall not constitute Good Reason unless Executive notifies the Company of the condition or event constituting Good Reason within ninety days (90) days of the condition’s occurrence and the Company fails to cure the conditions, to the extent curable, specified in the notice within thirty (30) days following such notification.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for any reason (including without limitation Good Reason), shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 17(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s right hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, (iv) if the Executive’s employment is terminated by the Executive other than for Good Reason, the date of the receipt of the Notice of Termination or any later date specified therein, and (v) if the Executive’s employment is terminated on account of the death of the Executive or Executive’s Disability, the Date of Termination shall be the date of such death or the Disability Effective Date, respectively.

6. Obligations of the Company upon Termination and Upon Change of Control.

(a) Prior to a Change of Control: Good Reason or Other than for Cause. If, during the Employment Period and prior to a Change of Control, the Company shall terminate the Executive’s employment other than for Cause, or the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive, in a lump-sum in cash within 30 days after the Date of Termination (unless other payment terms are specified in this Section 6(a)(i) and unless otherwise set forth in Section 15), the aggregate of the following amounts. In order to be eligible for the amounts set forth in Sections 6(a)(i)(B) or Section 6(a)(ii) below, the Executive must execute a full release of all claims substantially in the form attached as Exhibit A hereto within 45 days following the Date of Termination (the date on which the release becomes non-revocable, the “Release Date”):

A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any compensation previously deferred by the Executive, to the extent permitted by the plan under which such deferral was made (together with any accrued interest or earnings thereon), and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and

B. the amount (such amount shall be hereinafter referred to as the “Severance Amount”) equal to the sum of:

(1) two times the amount of the Executive’s Annual Base Salary, and

(2) two times the bonus (as a percentage of Annual Base Salary) described in Section 4(b)(ii) paid or payable in respect of the most recently completed fiscal year of the Company or, if no such bonus has been paid or is payable in respect of such year, any bonus described in Section 4(b)(ii) paid or payable in respect of the next preceding fiscal year.

The Severance Amount shall be payable within 10 days following the Release Date. The Severance Amount shall be reduced by the present value (determined as provided in Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the “Code”)) of any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, severance policy or severance arrangement of the Company; and

C. a separate sum equal to the amount of any earned but unpaid bonus awarded to the Executive;

(ii) subject to the provisions of Section 15, for a period of the longer of 18 months from the Date of Termination or the remaining term of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive’s dependents at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies as in effect and applicable generally to other executives and their dependents during the 90-day period immediately preceding the Applicable Date, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and provided further, however, that with respect to health and medical benefits, to the extent such coverage cannot be extended or provided, the Company will pay during the period described above the applicable premium under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended associated with such benefits (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as “Welfare Benefit Continuation”); and

(iii) subject to the provisions of Section 15, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive’s dependents any other amounts or benefits required to be paid or provided or which the Executive and/or the Executive’s dependents is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies as in effect and applicable generally to other executives and their dependents during the 90-day period immediately preceding the Applicable Date (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Following a Change of Control: Good Reason or Other than for Cause. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause following a Change of Control, or the Executive shall terminate employment for Good Reason following a Change of Control, then the Company shall pay or provide to the Executive all the amounts and benefits set forth in Section 6(a) above; provided however, that:

(i) instead of the Severance Amount calculated pursuant to Section 6(a)(i)(B) above, a Severance Amount equal to the product of:

A. two-and-a-half and

B. the sum of

(1) the Executive’s Annual Base Salary,

(2) the highest bonus (as a percentage of Annual Base Salary) described in Section 4(b)(ii) paid or payable in respect of any of the two most recently completed fiscal years of the Company. The Severance Amount calculated under this Section shall be reduced (if applicable) and paid as set forth in Section 6(a)(i)(b); and

(ii) if the Date of Termination occurs within 24 months following a Change of Control, then effective as of the Date of Termination, each and every stock option, restricted stock award, restricted stock unit award and other equity-based award and performance award that is outstanding as of the Date of Termination shall immediately vest and/or become exercisable and any contractual restrictions on sale or transfer of any such award (other than any such restriction arising by operation of law) shall immediately terminate.

(c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump-sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits and (ii) payment to the Executive’s estate or beneficiary, as applicable, in a lump-sum in cash within 30 days of the Date of Termination of an amount equal to the Severance Amount payable under Section 6(a)(i)(B).

(d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive in a lump-sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits (excluding, in each case, Disability Benefits (as defined below)), and (ii) payment to the Executive in a lump-sum in cash within 30 days of the Date of Termination of an amount equal to the greater of (A) the Severance Amount under Section 6(a)(i)(B) and (B) the present value (determined as provided in Section 280G(d)(4) of the Code) of any cash amount to be received by the Executive as a disability benefit pursuant to the terms of any long term disability plan, policy or arrangement of the Company and its affiliated companies (“Disability Benefits”), but not including any proceeds of disability insurance covering the Executive to the extent paid for on a contributory basis by the Executive (which shall be paid in any event as an Other Benefit).

(e) Cause; By the Executive Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period or if the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation (i) to pay to the Executive his Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid and (ii) provide any benefits required by applicable law. Any deferred compensation payable pursuant to the terms of this Section 6(e) shall be paid in accordance with the terms and conditions, if any, of the plan or arrangement under which such deferred compensation is due and, if the plan or arrangement does not specify a date for payment, then on the first business day after the six month anniversary of the Date of Termination.

(f) Change of Control Benefit. Upon the occurrence of a Change of Control, each and every stock option, restricted stock award, restricted stock unit award and other equity-based award and performance award that is outstanding as of the date of the occurrence of a Change of Control shall immediately vest and/or become exercisable and any contractual restrictions on sale or transfer of any such award (other than any such restriction arising by operation of law) shall immediately terminate.

7. Non-exclusivity of Rights. Except as provided in Section 6(a)(ii), 6(b)(iii), 6(c) and 6(d) of this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8. Full Settlement; Resolution of Disputes.

(a) Except where the Executive’s employment is terminated by the Company for Cause or is terminated by the Executive other than for Good Reason, the Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 6(a)(ii), 6(b)(iii), 6(c) and 6(d) of this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.

(b) If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive’s employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that Good Reason did not exist, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 6(a) or 6(b) hereof as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking (which need not be secured) by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

9. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

10.	Non-Competition; No Solicitation; Consultation.

(a) The Executive recognizes that the Company’s willingness to enter into this Agreement is based in material part on the Executive’s agreement to the provisions of this Section 10, and that the Executive’s breach of the provisions of this Section could materially damage the Company. The Company shall provide confidential and trade secret information to the Executive immediately upon execution of this Agreement and thereafter, and the Executive agrees not to disclose or use such information for any reason other than the Executive’s employment with Company without the express, prior, written consent of Company. Therefore, in consideration of the Company’s promise to provide the Executive with its confidential information and trade secrets, the Executive agrees that he will not, during the period of the Executive’s employment by or with the Company, and for a period of one year immediately following the termination of the Executive’s employment with the Company under this Agreement for any reason other than termination by the Executive for Good Reason (the “Non-Compete Period”), for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation, limited liability company or business of whatever nature accept employment with, serve as an officer, director, member, manager, agent or joint venturer of, be an owner, controlling stockholder or partner of, act as a consultant to or contractor for, or otherwise actively participate or assist any person, or compete against the Company or any of its subsidiaries or affiliates, directly or indirectly, with or without compensation, in the offshore drilling or liftboat businesses (or any other business in which the Company or any of its subsidiaries or affiliates is then engaged) in those states of the United States (including the state or federal waters offshore such states), or in those countries in the world (and the territorial waters thereof), where the business of the Company is engaged.

(b) The Executive agrees that he shall not during the Non-Compete Period, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation, limited liability company or business of whatever nature induce or encourage any employee of the Company to terminate employment with the Company or hire or offer employment to, or procure the making of an offer of employment to, any employee of the Company or any of its subsidiaries or affiliates who was so employed at any time during the 12 months prior to the date of termination of the Executives’ employment with the Company.

(c) The Executive agrees that he shall not during the Non-Compete Period, for any reason whatsoever, directly or indirectly, (i) team or join with other employees of the Company who were employees of the Company or any of its subsidiaries or affiliates during the 12 months prior to the date of termination of the Executive’s employment with the Company in any business like or related to the offshore drilling business or liftboat business (or any other business in which the Company or any of its subsidiaries or affiliates is then engaged) or (ii) cause, induce or encourage any customer of the Company or any of its subsidiaries or affiliates to terminate or change adversely any business relationship with the Company or any of its subsidiaries or affiliates.

(d) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Executive agrees that the foregoing covenants may be enforced by the Company by injunctions, restraining orders and other equitable actions, without showing any actual damage or that monetary damages would not provide an adequate remedy and without any bond or other security being required.

(e) Executive agrees that the limitations set forth in this Section 10 on his rights to compete with the Company and its subsidiaries and affiliates are reasonable and necessary in order to protect the goodwill, confidential information and trade secrets, and other legitimate interests of the Company, its subsidiaries and affiliates during the Non-Compete Period. Executive specifically agrees that, in view of the nature of the current and proposed business of the Company, the limitations as to period of time and geographic area, as well as all other restrictions on his activities specified in Section 10, are reasonable and necessary for the protection of the Company and its subsidiaries and affiliates.

(f) The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Section 10 are unreasonable and therefore unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

(g) The Executive hereby agrees that the period during which the agreements and covenants of the Executive made in this Section 10 shall be effective shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 10.

(h) Beginning on the first calendar day of the month immediately following the Executive’s termination of employment for any reason other than Cause, the Company agrees to retain the Executive’s services and the executive hereby agrees to make himself available to the Company to provide consulting services for up to twelve (12) hours weekly over the term of the Non-Compete Period. As compensation for his services, the Executive shall receive, during the term of this consulting period, a monthly consulting fee equal to 140% of the Executive’s annual base salary on his date of termination divided by twelve. Monthly consulting fee payments will be paid to the Executive in accordance with the customary payroll practices for service providers of the Company, but no less frequently than monthly. Any additional terms and conditions of the Executive’s consulting arrangement will be mutually agreed upon at the time of the Executive’s termination of employment.

11. Non-Disparagement. The Executive covenants that during and following the Employment Period, the Executive will not disparage or encourage or induce others to disparage the Company or its subsidiaries, together with all of their respective past and present directors and officers, as well as their respective past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers and each of their predecessors, successors and assigns (collectively, the “Company Entities and Persons”); provided that such limitation shall extend to past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers only in their capacities as such or in respect of their relationship with the Company and its subsidiaries. The term “disparage” includes, without limitation, comments or statements adversely affecting in any manner (i) the conduct of the business of the Company Entities and Persons, or (ii) the business reputation of the Company Entities and Persons. Nothing in this Agreement is intended to or shall prevent the Executive from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.

12. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by the Executive by or on behalf of the Company, or any of its affiliated companies or the representatives, vendors or customers thereof that pertain to the business of the Company or any of its affiliated companies shall be and remain the property of the Company or any such affiliated company, as the case may be, and be subject at all times to the discretion and control thereof. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or its affiliated companies that are collected or held by the Executive shall be delivered promptly to the Company or its affiliated companies, as the case may be, without request by such party, upon termination of the Executive’s employment, without regard to the cause or reasons for such termination.

13. Inventions. The Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are (a) conceived or made by the Executive, solely or jointly with another, during the period of employment or within one year thereafter, (b) directly related to the business or activities of the Company or its affiliated companies, and (c) conceived by the Executive as a result of the Executive’s employment by the Company. Executive hereby assigns and agrees to assign all the Executive’s interests in any such invention, improvement or valuable discovery to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’ interest in any such invention, improvement or valuable discovery.

14. Assistance with Litigation and Investigations. The Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive also shall cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Executive was employed by the Company. The Company will pay Executive an agreed upon reasonable hourly rate for Executive’s cooperation pursuant to this Section 14, plus reimbursement of reasonable expenses incurred by Executive in fulfilling Executive’s obligations under this Section 14.

15. Conditions to Payment and Acceleration; Section 409A. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with Hercules Offshore, Inc. for purposes of this Agreement and no payments shall be due to Executive under this Agreement or any policy or plan of Hercules Offshore, Inc. as in effect from time to time, providing for payment of amounts on termination of employment, unless Executive would be considered to have incurred a “separation from service” from Hercules Offshore, Inc. within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or upon Executive’s death, if earlier). Notwithstanding anything in this Agreement to the contrary, if the Board determines, upon advice of counsel, that any provision of this Agreement does not, in whole or in part, satisfy the requirements of Section 409A, the Board, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with Section 409A; provided, that in making any such modifications, the Board shall seek to minimize any adverse economic consequences to the Executive.

16. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. If a Business Combination is consummated that would have resulted in a Change of Control but for the satisfaction of the conditions specified in clauses (i), (ii) and (iii) of Section 2(c) and if the parent corporation resulting from the Business Combination is other than the Company (hereinafter a “New Parent”), then, as a condition to consummation of this Business Combination, the New Parent shall be considered a successor for purposes of this Section 16.

17. Miscellaneous.

(a) Unfunded Obligation. This Agreement shall be an unfunded obligation of the Company.

(b) Governing Law; Headings; Amendments. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by (i) a written agreement executed by the parties hereto or their respective successors and legal representatives, or (ii) as otherwise specified in Section 15.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	James W. Noe

If to the Company:	Hercules Offshore, Inc.
Attn: General Counsel
9 Greenway Plaza, Suite 2200
Houston, Texas 77046

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f) Waivers. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(vi) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g) Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto, and supersedes all prior agreements or understandings (whether written or oral) with respect to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement supersedes the Executive Employment Agreement between Company and the Executive dated as of November 3, 2006, the Original Agreement, and any amendments thereto and extensions thereof, which shall no longer be of any force or effect.

(h) No Third Party Beneficiaries. Except as otherwise provided herein, nothing contained herein shall confer upon any Person, or any representative or beneficiary thereof, any rights or remedies under this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

/s/ James W. Noe
James W. Noe

HERCULES OFFSHORE, INC.

By:	/s/ John T. Rynd
Name:	John T. Rynd
Title:	Chief Executive Officer and President

EXHIBIT A

FORM OF RELEASE

THIS RELEASE AGREEMENT (the “Release”) is made as of this             day of                                              ,                 , by and between                                              (“Employee”) and                                                  (the “Company”). This is the Release referred to in that certain Employment Agreement dated as of                                                          by and between the Company and Employee (the “Employment Agreement”), with respect to which the Release is an integral part.

FOR AND IN CONSIDERATION of the payments and benefits provided in the Employment Agreement, Employee, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, affiliates and funds, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Employee or Employee’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Release: (i) relating in any way to Employee’s employment relationship with the Company or any of the Releasees, or the termination of Employee’s employment relationship with the Company or any of the Releasees or relating to his status as a holder of the Capital Interest; (ii) arising under any federal, local or state statute or regulation, including, without limitation, [If Employee is age 40 or over: the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act,] Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and the Texas Labor Code, Chapters 21 and 22, each as amended, or any other federal, state or local law, regulation, ordinance, or common law; (iii) relating to wrongful employment termination or breach of contract; or (iv) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Employee; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights Employee may have, from and after the date the Release is executed, under the Employment Agreement, (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or bylaws, or Delaware law; (c) any rights Employee may have to vested benefits under employee benefit plans of the Company; or (d) Employee’s ability to bring appropriate proceedings to enforce the Release (collectively, the “Excluded Claims”). Employee further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Employee arising out of his employment with the Company or any of the Releasees, including, but not limited to, any obligations under the Employment Agreement, and that no further payments or benefits are owed to Employee by the Company or any of the Releasees.

Exhibit A - 1

Employee understands and agrees that, except for the Excluded Claims, he has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Employee’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

Employee acknowledges and agrees that Employee has been advised to consult with an attorney of Employee’s choosing prior to signing the Release. Employee understands and agrees that Employee has the right and has been given the opportunity to review the Release with an attorney of Employee’s choice should Employee so desire. Employee also agrees that Employee has entered into the Release freely and voluntarily. [If Employee is age 40 or older: Employee further acknowledges and agrees that Employee has had at least twenty-one (21) calendar days to consider the Release, although Employee may sign it sooner if Employee wishes.] In addition, once Employee has signed the Release, Employee shall have seven (7) additional days from the date of execution to revoke Employee’s consent and may do so by writing to: . The Release shall not be effective, and no payments shall be due hereunder, until the eighth (8th) day after Employee shall have executed the Release and returned it to the Company, assuming that Employee had not revoked Employee’s consent to the Release prior to such date.

Employee agrees never to seek reemployment or future employment with the Company or any of the other Releasees.

Employee agrees to keep the terms of the Release and the Employment Agreement confidential and not to disclose the Release, the Employment Agreement or their terms to any person or entity, except: to Employee’s immediate family; as may be required for obtaining legal or tax advice; as may be required by law; or in any proceeding to enforce the Release or any of the Excluded Claims.

It is understood and agreed by Employee that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

The Release is executed by Employee voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of his claims. Employee further acknowledges that he has had a full and reasonable opportunity to consider the Release and that he has not been pressured or in any way coerced into executing the Release.

The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of Texas, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Exhibit A - 2

The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Texas. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

This document contains all terms of the Release and supersedes and invalidates any previous agreements or contracts of the parties with respect to the subject matter hereof and supercedes all prior discussions, negotiations, agreements, arrangements and understandings between Employee and the Company or any of the Releasees. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect; provided, however, that Employee shall continue to be bound by the obligations of the Restrictive Covenant Agreement.

The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns. The terms of the Release are personal to Employee and may not be assigned by Employee.

IN WITNESS WHEREOF, Employee and the Company have executed the Release as of the date and year first written above.

[Company]

Exhibit A - 3